 EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and made effective as of January 1, 2023 (the “Effective Date”), by and between Avenir Wellness Solutions, Inc. f/k/a CURE Pharmaceutical Holding Corp., a Delaware corporation (the “Company”), and Nancy Duitch, an individual (the “Executive” and, together with the Company, the “Parties” and individually a “Party”).

RECITALS

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ the Executive as its Chief Executive Officer and the Executive wishes to be employed by the Company as its Chief Executive Officer.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts employment with the Company, as of the Effective Date.

2. Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the second (2nd) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to the terms of this Agreement; provided that, on such second (2nd) anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for a period of one (1) year (each, a “Renewal Term”), unless either Party provides written notice of its intention not to extend the term of this Agreement at least ninety (90) days prior to the expiration of the Initial Term or of the applicable Renewal Term. The Initial Term and each Renewal Term is hereinafter referred to as the “Term.”

3. Capacity and Performance.

(a) During the Term, the Executive shall be employed by the Company on a full-time basis as its Chief Executive Officer. The Executive shall perform such duties and responsibilities undertaken by persons situated in a similar capacity at a similar company. The Executive shall also perform such other duties, as requested by the Board of Directors of the Company (the “Board”), consistent with the Executive’s position on behalf of the Company.

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(b) The Executive shall devote her full business time, attention, skill, and best efforts to the performance of her duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that: (i) conflicts with the interests of the Company or any other member of the Company Group, (ii) interferes with the proper and efficient performance of the Executive’s duties for the Company, or (iii) interferes with the Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the Board, as a member of the Board of Directors or Advisory Board (or the equivalent in the case of a non-corporate entity) of any for-profit business and one or more charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing the Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by the Executive so as not to materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities hereunder.

(c) Subject to the provisions of Section 3(b) hereof, the Executive’s employment with the Company shall be exclusive with respect to the business of the Company. Accordingly, during the Term, the Executive shall devote the Executive’s full business time and the Executive’s best efforts, business judgment, skill, and knowledge to the advancement of the business and interests of the Company and the discharge of the Executive’s duties and responsibilities hereunder, except for (i) permitted vacation and other paid time off periods, (ii) reasonable periods of illness or incapacity, and (iii) the activities set forth in Section 3(b) hereof.

(d) During the Term, the Executive will report directly to the Board.

(e) The Executive acknowledges and agrees that the Executive is not entitled to any additional compensation serving as a director of the Company. If during the Term, the Executive ceases to be a director of Company for any reason, the Executive’s employment with the Company will continue (unless terminated under Section 5), and all terms of this Agreement (other than those relating to the Executive’s position as a director of the Company) will continue in full force and effect. The Executive agrees to abide by all statutory, fiduciary, or common law duties arising under applicable law that apply to the Executive as a director of the Company.

(f) The Executive shall be employed to perform her duties under this Agreement at the primary office location of the Company, or at such other location or locations as may be mutually agreeable to the Executive and the Company (including reasonable provisions during the COVID‑19 national public health emergency). Notwithstanding this, it is expected that the Executive shall be required to travel a reasonable amount of time, in Executive’s discretion, in the performance of her duties under this Agreement.

4. Compensation and Benefits.

(a) Base Salary. For services performed by the Executive under this Agreement, the Company shall pay the Executive an annual base salary during the Term at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year, minus applicable withholdings and deductions, payable at the same time as salaries are payable to other executives of the Company (the “Base Salary”), currently semi-monthly. During the Term, the Base Salary shall be reviewed by the Compensation Committee of the Board, which makes compensation decisions relating to senior executive officers of the Company (the “Compensation Committee”), each year, and the Compensation Committee may, from time to time, and at its sole discretion, increase such Base Salary and any reference to “Base Salary” herein shall refer to such Base Salary, as increased.

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(b) Annual Bonus. For the 2023 fiscal year of the Company and each fiscal year thereafter during the Term, the Company shall afford the Executive the opportunity to earn an incentive discretionary bonus (the “Bonus”) as described in this Section 4(b). The applicable goals for Executive’s bonus and the amount of Executive’s bonus shall be determined by the Compensation Committee prior to January 31 of each year, which date may be extended to March 31 at the Compensation Committees discretion, and the Compensation Committee shall promptly provide certification following achievement of the applicable goals, which shall be based upon business plans, forecasts and metrics presented by Company management and approved by the Compensation Committee on an annual basis . The amount payable as determined by the Compensation Committee shall be paid by the seventh (7th) business day following the approval of the annual audited financial statements by the Board or its audit committee, as applicable, for the calendar year in which the Bonus is earned.

(c) Equity Awards. During the Term, the Executive shall be entitled to receive equity awards from time to time, on terms and conditions not less favorable than other executive officers of the Company generally, inside or outside of any established equity plan of the Company. The amount and terms of the equity awards awarded to the Executive shall be set by the Compensation Committee from time to time and in its sole discretion.

(d) Medical Insurance Benefits. During the Term, the Executive shall be entitled to payment for all medical insurance payments.

(e) Other Executive Benefits. During the Term, the Executive shall be entitled to participate in all benefit plans made available to other executives of the Company, including health and 401(k) plans, from time to time generally in effect for other executives of the Company (collectively, “Benefit Plans”). Such participation and receipt of benefits under any such Benefit Plans shall be on the same terms (including cost-sharing between the Company and the Executive) as are applicable to other executives of the Company and shall be subject to the terms of the applicable plan documents and generally applicable policies of the Company. The Company may alter, modify, add to, or delete the Benefit Plans in a manner nondiscriminatory to the Executive at any time in accordance with applicable plan rules.

(f) Vacation. The Executive shall be entitled to an annual vacation of twenty (20) days plus ten (10) established holiday days per full calendar year of her employment with the Company hereunder. Any unused vacation in one accrued calendar year may be carried over to the subsequent calendar year. However, the Company shall pay the Executive (based on the Executive’s Base Salary) for any such unused vacation days within seventy-two (72) hours of termination of employment or upon the Executive’s request.

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(g) Business and Travel Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary, and necessary travel expenses, including airfare, car rental, and lodging, as well as other business expenses, including entertainment, cell phone, and other business-related expenses which are correctly documented and incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities.

(h) Company Reimbursement Rules. All reimbursements shall be subject to the rules, regulations, and procedures of the Company, if any, in effect from time to time.

5. Termination of Employment; Severance Benefits. Notwithstanding the provisions of Section 2, and only when Executive has been removed from any personal guarantees on behalf of Company, the Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. If the Executive dies during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been selected by the Executive, to the Executive’s estate, the Final Compensation. The Company shall have no further obligation hereunder to the Executive, the Executive’s beneficiary, or the Executive’s estate upon the termination of the Executive’s employment under this Section 5(a) including, specifically, that the provisions of Section 5(d) shall not apply.

(b) Disability.

(i) Subject to the Executive’s rights under Federal and California law, including without limitation, the Family and Medical Leave Act (“FMLA”) the Americans with Disabilities Act (“ADA”) and the California Family Rights Act, the Company may designate another executive of the Company to act in the Executive’s place during any period of the Executive’s Disability (as defined in Section 11(r)) during which the Executive is unable to perform the essential functions of the Executive’s position with or without a reasonable accommodation. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and coverage under the Benefit Plans in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable benefit plans and as provided under the FMLA, if applicable, until the earliest to occur of: (A) the end of the Term, (B) the Executive becomes eligible for disability income benefits under the Company disability income plan.

(ii) While receiving disability income payments under the Company’s disability income plan (if applicable), the Company will continue to pay to the Executive the Base Salary under Section 4(a), but may offset any such disability income payments the Executive receives against the Base Salary payments. The Executive will also continue to participate in the Benefit Plans in accordance with Section 4(e) and the terms of such Benefit Plans, until the end of the Term..

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(iii) If any question arises as to whether during any period the Executive has a Disability as defined herein, the Executive may, and at the request of the Company shall, submit to a medical examination by a qualified, unbiased physician selected by the Company and reasonably acceptable to the Executive or the Executive’s duly appointed guardian, if any, to determine whether the Executive has a Disability and such determination shall for the purposes of this Agreement be conclusive of the issue.

(c) By Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause, as defined in Section 11(i), at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Executive will receive the Executive’s Final Compensation. Except as provided herein, the Company will have no further obligation to the Executive upon termination of the Executive’s employment under this Section 5(c). Any notice of termination of the Executive’s employment hereunder for Cause, or any notice to the Executive regarding any event, condition, or circumstance that, if not cured, if applicable, in accordance with the above, could give rise to a termination of the Executive’s employment hereunder for Cause, shall set forth in detail the applicable event(s), condition(s), or circumstance(s) constituting reason(s) or potential reason(s) for such termination hereunder.

(d) By Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason (as defined in Section 11(x)) and upon written notice of a demotion at any time upon thirty (30) days written notice to the Company.

(i) In the event of a termination of the Executive’s employment under this Section 5(d), in addition to the Final Compensation and reimbursement for all business and travel expenses, and accrued and unpaid vacation, the Executive shall receive:

(A) continuation of the Executive’s Base Salary, at the rate in effect as of the date immediately preceding the date of termination, until the Term End Date, payable in accordance with the Company’s regular payroll practices, less applicable withholdings.

(B) the date of termination occurs after the end of a calendar year but prior to the date on which a Bonus is paid under Section 4(b), payment of such Bonus as determined under Section 4(b) shall be at the time proscribed by Section 4(b); and

(C) payment of a pro-rata portion of the amount of the Bonus for the year in which termination occurs that would have been payable to the Executive based on actual performance determined under the terms of the Bonus as then in effect for such year, with such pro-rata portion calculated by multiplying the amount of such Bonus for the year in which such termination occurs (as determined by the Compensation Committee based on actual performance for such year) by a number: (x) the numerator of which is the number of days worked by the Executive during the year of such termination, and (y) the denominator of which is three hundred sixty-five (365), with such payment to be made after the determination of the Bonus pursuant to Section 4(b).

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(ii) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents. Such reimbursement shall be paid to the Executive on the first (1st) day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of:

(A) the first (1st) anniversary of the date of termination (provided, however, if the date of termination is after the first (1st) anniversary of the Effective Date, the period pursuant to this subsection (A) shall be eighteen (18) months after the date of termination);

(B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and

(C) the date on which the Executive receives substantially similar coverage from another employer or other source.

(e) By Executive Other than for Good Reason. The Executive may terminate the Executive’s employment hereunder other than for Good Reason upon thirty (30) days’ written notice to the Company; provided, that the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination. In the event of a termination of the Executive’s employment under this Section 5(e), the Executive will receive the Final Compensation. The Company shall have no further obligation hereunder to the Executive upon termination of the Executive’s employment under this Section 5(e).

(f) Change in Control Severance. Except as otherwise set forth herein, if a Change in Control occurs, and on, or at any time during the twenty-four (24) months following, the Change in Control, (i) the Company terminates the Executive’s employment for any reason other than Cause or Disability, or (ii) the Executive terminates her employment for Good Reason, the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive, in a lump sum seventy two (72) hours following termination of the Executive’s employment, severance equal to two (2) times the sum of the Executive’s Base Salary and Bonus (the full, non-prorated Bonus for the year of termination assuming attainment of the targeted performance goals at the 100% payout level).

(ii) The Executive also shall be entitled to receive any and all vested benefits accrued and unvested benefits that are yet to accrue under any other incentive plans of the Company to the date of termination of employment, the amount, entitlement to, form, and time of payment of such benefits to be determined by the terms of such incentive plans. For purposes of calculating the Executive’s benefits under the incentive plans, the Executive’s employment shall be deemed to have terminated under circumstances that have the most favorable result for the Executive under the applicable incentive plan.

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(iii) If, upon the date of termination of the Executive’s employment, the Executive holds any awards with respect to securities of the Company, (A) all such awards that are options shall immediately become vested and exercisable upon such date and shall be exercisable thereafter until the earlier of the third (3rd) year anniversary of the Executive’s termination of employment or the expiration of the term of the options; (B) all restrictions on any such awards of restricted stock, restricted stock units, or other awards shall terminate or lapse, and all such awards of restricted stock, restricted stock units, or other awards shall be vested and payable; and (C) all performance goals applicable to any such performance-based awards that are “in cycle” (i.e., the performance period is not yet complete) shall be deemed satisfied at the “target” level (assuming 100% payout), and (D) all such awards shall be paid in accordance with the terms of the applicable award agreement. The provisions of this subsection shall be subject (and defer) to the provisions of any incentive plan of the Company, award agreement, or other agreement as it relates to an individual award to the extent such provisions provide treatment that is more favorable to the Executive than the treatment described in this subsection and such more favorable provisions in such incentive plan, award agreement, or other agreement shall supersede any inconsistent or contrary provision of this subsection. All of the Executive’s awards with respect to securities of the Company that are outstanding upon the date of termination of the Executive’s employment shall continue to be subject to, and enjoy the benefits and protections under, the terms of the applicable incentive plan of the Company, the award agreement and any other plan, agreement, policy, or other arrangement to which such awards are subject as of the effective date of the Executive’s participation, including any employment security agreement or other written compensation arrangement (even if the remaining terms thereof are waived), without application of this subsection.

(iv) The Executive and her spouse and other qualified beneficiaries shall be eligible for continued coverage as follows:

(A) If the Executive, her spouse, and/or her other qualified beneficiaries are enrolled under a group health plan as defined by COBRA, on the date of termination of the Executive’s employment, the Executive, her spouse, and/or her qualified beneficiaries may elect to continue such coverage under COBRA, except that the maximum coverage period shall be extended to no less than the Severance Period (but no more than 2 years) for the Executive, unless, after electing COBRA, the individual attains age sixty-five (65) and becomes eligible for Medicare, in which case COBRA shall end for that individual. If the Executive, her spouse, and/or her other qualified beneficiaries elect COBRA coverage, the Company shall pay a portion of the COBRA costs for the Severance Period for the Executive (subject to any earlier termination of COBRA). The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by the Executive is equal to the costs that would have been paid by the Executive for such coverage as an active employee immediately prior to termination of the Executive’s employment or, if less, prior to the Change in Control. The cost of COBRA coverage paid by the Company may be taxable income to the Executive and reported on the Executive’s Internal Revenue Service Form W-2. The Executive, her spouse, and/or her qualified beneficiaries may continue coverage under COBRA after the Severance Period for the Executive, provided they pay the full COBRA costs and COBRA otherwise remains available.

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(B) The benefits and/or extended coverage provided under this subsection shall cease prior to the date such benefits and/or extended coverage would otherwise end under subsection if and when the Executive (I) obtains employment with another employer during the Severance Period and becomes eligible for coverage under any substantially similar plan provided by her new employer or (II) fails to pay the required active employee portion of the cost of coverage provided under this subsection in the time and manner specified by the Company or its designee.

(v) The Executive shall be entitled to payment for any accrued but unused vacation in a lump sum within seventy-two (72) hours following termination of employment. The Executive shall not be entitled to receive any payments or other compensation attributable to vacation that would have been earned had the Executive’s employment continued during the Severance Period, and the Executive waives any right to receive any such compensation.

(vi) The Company shall, at the Company’s expense, provide the Executive with twelve (12) months of executive outplacement services with a professional outplacement firm selected by the Company; provided that the Executive must use the outplacement services by no later than the end of the second (2nd) calendar year following the calendar year in which the termination of Executive’s employment occurred and the total cost of such outplacement services must not exceed any per individual cap on such amounts in the Company’s agreement with the professional outplacement firm selected by the Company.

(vii) The Executive shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the Severance Period, including but not limited to dues and expenses related to club memberships, automobile, cell phone, expenses for professional services, executive physicals, and other similar perquisites.

(viii) The Company shall pay as incurred (within ten (10) calendar days following the Company’s receipt of an invoice from the Executive) the Executive’s out-of-pocket expenses, including attorneys’ fees, incurred by the Executive at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, the statute of limitations for contract claims under applicable state law, in connection with any action taken to enforce the Executive’s rights under this Agreement or construe or determine the validity of this Agreement or otherwise in connection herewith, including any claim or legal action or proceeding, whether brought by the Executive or the Company or another party; provided, the Executive must be successful through judgment in her favor with respect to such action in order to recover fees under this Section 5(f)(viii); provided further, that the Executive shall have submitted an invoice for such fees and expenses at least fifteen (15) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. The Company’s obligation to pay the Executive’s eligible legal fees and expenses under this Section 5(f)(viii) shall not be conditioned upon the termination of the Executive’s employment.

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6. Effect of Termination.

(a) In connection with the cessation of the Executive’s service as Chief Executive Officer of the Company for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the Executive, the Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions the Executive holds with the Company or any other member of the Company Group. The Executive hereby agrees that no further action is required by the Executive or any of the preceding to make the transitions and resignations provided for in this paragraph effective, but the Executive nonetheless agrees to execute any documentation the Company reasonably requests at the time to confirm it and to not reassume any such service or position without the written consent of Company.

(b) Except as otherwise required by the Consolidated Omnibus Budget Reconciliation Act or any similar federal or state law, benefits shall continue or terminate pursuant to the terms of the applicable benefit plan or agreement, without regard to any continuation of the Base Salary or other payment to the Executive following such date of termination.

(c) The provisions of this Section 6 shall apply to any termination of employment. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of Executive under Section 7 through Section 9.

(d) Any termination of the Executive’s employment with the Company under this Agreement shall automatically be deemed to be simultaneous resignation of all other positions and titles (including any director positions) that the Executive holds with the Company and any Affiliate or subsidiary thereof. This Section 6(d) shall constitute a resignation notice for such purposes.

(e) Upon termination of the Executive’s employment or upon the Company’s request at any other time, the Executive will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Intellectual Property or Confidential Information and certify in writing that the Executive has fully complied with the foregoing obligation. The Executive agrees that the Executive will not copy, delete, or alter any computer equipment information of the Company before the Executive returns it to the Company. In addition, if the Executive has used any personal computer, server, or email system to receive, store, review, prepare, or transmit any Company information, including but not limited to, Confidential Information, the Executive agrees to provide the Company with a computer-usable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Executive agrees to provide the Company access to the Executive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.

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7. Confidential Information.

(a) The Executive acknowledges that the Company continually develops Confidential Information, that the Executive may develop Confidential Information for the Company and that the Executive may learn of Confidential Information during the course of employment with the Company. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law, regulation, or process or for the proper performance of the Executive’s duties and responsibilities to the Company, any Confidential Information obtained by the Executive incident to the Executive’s employment or other association with the Company. The Executive understands that this restriction shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination.

(b) Notwithstanding anything contained in this Section 7 to the contrary, nothing contained herein shall prevent the Executive from disclosing any Confidential Information required by law, subpoena, court order, or other legal processes to be disclosed; provided, that, the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required and cooperate, at the Company’s cost and expense, with any attempt by the Company to obtain a protective order or similar treatment with respect to such information.

(c) Pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that:

(i) the Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(ii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the employer’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose to the Company all Intellectual Property developed for the benefit of the Company in the course of the Executive’s employment by the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title, and interest in and to all such Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company (at the Company’s expense) to assign to the Company the Intellectual Property developed for the benefit of the Company in the course of the Executive’s employment by the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates developed for the benefit of the Company in the course of the Executive’s employment by Company shall be considered “work made for hire”.

9. Restricted Activities. The Executive agrees that the restrictions on the Executive’s activities during the Executive’s employment set forth in this Section 9 are necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company and its successors and assigns. Unless the Company Board authorizes otherwise, during the Term of this Agreement the Executive will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an executive, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any state in which the Company conducts business during the Term; provided, however, that the provisions of this Section 9 shall apply solely to those activities of a Competing Business which are congruent with those activities with which the Executive is personally involved or for which the Executive is responsible while employed by the Company or its subsidiaries . This Section 9 will not be violated, however, by the Executive’s investment of up to Five Hundred Thousand Dollars ($500,000) in the aggregate in one or more publicly-traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than the Company or its subsidiaries) engaged in the wellness and beauty sectors and any other business directly competing with the business of the Company as currently conducted or otherwise conducted by the Company during the Term.

10. Enforcement of Covenants. The Executive further acknowledges that, were the Executive to breach any of the covenants in Section 7, Section 8, and/or Section 9, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of the covenants herein, without any requirement to post a bond or similar security. The Parties further agree that in the event that any provision of Section 7, Section 8, and/or Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

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11. Definitions. Words or phrases that are initially capitalized or within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere. For purposes of this Agreement, the following definitions apply:

(a) “$” refers to U.S. Dollars.

(b) “ADA” shall have the meaning ascribed to it in Section 5(b)(i).

(c) “Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to either: (i) direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, or (ii) vote at least fifty percent (50%) or more of the securities having voting power for the election of a majority of the directors (or Persons performing similar functions) of such Person.

(d) “Agreement” shall have the meaning ascribed to it in the Preamble.

(e) “Base Salary” shall have the meaning ascribed to it in Section 4(a).

(f) “Benefit Plans” shall have the meaning ascribed to it in Section 4(e).

(g) “Board” shall have the meaning ascribed to it in Section 3(a).

(h) “Bonus” shall have the meaning ascribed to it in Section 4(b).

(i) “Cause” means if the Executive is discharged by the Company on account of the occurrence of one or more of the following events:

(i) The Executive’s dereliction of duties by failure to perform her scope of work, which such dereliction of duties continues after the Executive’s receipt of written notice describing the Executive’s dereliction of duties and the Executive’s failure to cure the same within thirty (30) days thereafter;

(ii) habitual drunkenness or drug abuse leading to a material breach of this Agreement (other than Section 7, Section 8, and/or Section 9) by the Executive that, if capable of being cured, is not cured within thirty (30) days following written notice of such breach by the Company to the Executive; or

(iii) a conviction, plea of guilty, or plea of nolo contendere by the Executive, of or with respect to a criminal offense which is a felony or other crime involving fraud, embezzlement, theft, or similar action(s) (including, without limitation, acceptance of bribes, kickbacks, or self-dealing), or the material breach of the Executive’s fiduciary duties with respect to the Company which is not cured within thirty (30) days following written notice of such breach by the Company to the Executive.

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(j) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed by the Company with the Securities and Exchange Commission) whereby any “Person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an executive benefit plan maintained by the Company or any of its subsidiaries or a “Person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13(d)(3) under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no Person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this Section 11(j) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

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(k) “Change in Control Transaction Bonus” shall have the meaning ascribed to it in Section 4(f)(i).

(l) “COBRA” shall have the meaning ascribed to it in Section 5(d)(ii).

(m) “Code” means the Internal Revenue Code of 1986, as amended.

(n) “Company” shall have the meaning ascribed to it in the Preamble.

(o) “Company Group” means the Company together with any of its direct or indirect subsidiaries.

(p) “Compensation Committee” shall have the meaning ascribed to it in Section 4(a).

(q) “Confidential Information” means any and all nonpublic information of the Company. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing, and financial activities of the Company, (ii) the Services, (iii) the costs, sources of supply, financial performance, and strategic and/or business plans of the Company, (iv) the identity and special needs of the customers and prospective customers of the Company, and (v) the people and organizations with whom the Company has business relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include (vi) any information known to the Executive prior to September 23, 2020, (vii) any information that is or becomes generally known to the industry or the public through no wrongful act of the Executive or any representative of the Executive and (viii) any information that is made legitimately available to the Executive by a third party without breach of any confidentiality obligation.

(r) “Disability” means the Executive’s inability, due to any illness, injury, accident, or condition of either a physical or psychological nature, to substantially perform the Executive’s duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or for any one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, exclusive of any leave the Executive may take under the FMLA, 29 U.S.C. § 12101 et seq. or as a reasonable accommodation under the ADA, 29 U.S.C. § 2601 et seq.

(s) “Effective Date” shall have the meaning ascribed to it in the Preamble.

(t) “Exchange Act” shall have the meaning ascribed to it in the definition of “Change in Control.”

(u) “Executive” shall have the meaning ascribed to it in the Preamble.

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(v) “Final Compensation” means the amount equal to the sum of: (i) the Base Salary payable not later than the next scheduled payroll date, (ii) any business and related expenses and allowances incurred by the Executive or to which the Executive is entitled under Section 4(g) but unreimbursed on the date of termination of employment; provided that with respect to business expenses unreimbursed under Section 4(g), such expenses and required substantiation and documentation are submitted within one hundred eighty (180) days of termination in the case of termination on account of the Executive’s death, or thirty (30) days on account of termination for any reason other than death, and that such expenses are reimbursable under the Company’s applicable reimbursement policy, and (iii) any other bonuses, supplemental compensation, insurance, retirement, or other benefits due and payable or otherwise required to be provided under Section 4 in accordance with the terms and conditions of the applicable plan or agreement, and (iv) accrued and unpaid vacation time.

(w) “FMLA” shall have the meaning ascribed to it in Section 5(b)(i).

(x) “Good Reason” means, without the Executive’s express written consent: (i) a material reduction in the Base Salary, then in effect, (ii) a material reduction in job title, position, or responsibility, (iii) a material breach of any term or condition contained in this Agreement, or (iv) a relocation of the Executive’s principal worksite that is more than fifty (50) miles from the Executive’s principal worksite as of the Effective Date. However, none of the foregoing events or conditions will constitute “Good Reason” unless (x) the Executive provides the Company with written notice of the existence of Good Reason within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days of receiving that written notice, and (z) the Executive resigns her employment within thirty (30) days following the expiration of that cure period.

(y) “Initial Term” shall have the meaning ascribed to it in Section 2.

(z) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off the premises of the Company) during the Executive’s employment that relate to either the Services or any prospective activity of the Company or that make use of Confidential Information or any of the equipment or facilities of the Company.

(aa) “Party” or “Parties” shall have the meaning ascribed to it in the Preamble.

(bb) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, and any other entity or organization other than the Company.

(cc) “Renewal Date” shall have the meaning ascribed to it in Section 2.

(dd) “Renewal Term” shall have the meaning ascribed to it in Section 2.

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(ee) “Sale of Company” means the sale of the Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire: (i) equity interests possessing the voting power under normal circumstances to elect a majority of the Board or similar governing body of the Company (whether by merger, consolidation, or sale or transfer of such equity interests), or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

(ff) “Section 409(a)” shall have the meaning ascribed to it in Section 14(b).

(gg) “Services” means all services planned, researched, developed, tested, manufactured, sold, licensed, leased, or otherwise distributed or put into use by the Company, together with all products provided or planned by the Company, during the Executive’s employment.

(hh) “Severance Period” shall mean that number of years or partial years following termination of the Executive’s employment equal to the number of years or partial years of the Base Salary that the Executive receives under Section 5(f).

(ii) “Successor Entity” shall have the meaning ascribed to it in the definition of “Change in Control.”

(jj) “Term” shall have the meaning ascribed to it in Section 2.

(kk) “Term End Date” shall mean the last day of the Term.

12. Withholding. All payments made by the Company under this Agreement may be reduced by any tax or other amounts required to be withheld by the Company under applicable law or by any amounts authorized in writing by the Executive.

13. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event of a Sale of Company. This Agreement shall inure to the benefit of and be binding upon the Company, the Executive, and their respective successors, executors, administrators, heirs, and permitted assigns.

14. Compliance with Code Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, the Executive’s employment will be deemed to have terminated on the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A‑1(h)) with the Company.

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(b) It is intended that this Agreement will comply with Section 409A of the Code, and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The Parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the Parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 14 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

(c) For purposes of the application of Treas. Reg. § 1.409A‑1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

(d) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a “specified executive” (as defined under Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A‑3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first (1st) day of the seventh (7th) month following the Executive’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) months immediately following the Executive’s separation from service will be accumulated, and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first (1st) day of the seventh (7th) month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

This Section 14(d) should not be construed to prevent the application of Treas. Reg § 1.409A‑1(b)(9)(iii) (or any successor provision) to amounts payable hereunder (or any portion thereof).

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15. Golden Parachute Limitation. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of the Executive (which the Parties agree will not include any portion of payments allocated to the non-competition provision of Section 9) that are classified as payments of reasonable compensation for purposes of Section 280G of the Code, when added to all other amounts and benefits payable to or on behalf of the Executive, would result in the loss of a deduction under Code Section 280G, or the imposition of an excise tax under Code Section 4999, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such loss of deduction or imposition of excise tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two or more economically equivalent amounts are subject to reduction, but payable at different times, such amounts shall be reduced on a pro‑rata basis. All calculations required to be made under this subsection will be made by the Company’s independent public accountants, subject to the right of the Executive’s professional advisors to review the same. The Parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

16. Successors.

(a) Company’s Successors. Subject to Section 5(f), any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 16 or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

17. Clawback Provisions. The only applicable clawback provisions applicable to Executive shall be those related to the clawback provisions as set forth in the Agreement and Plan of Merger and Reorganization dated September 23, 2020, between Cure Labs, Inc., The Sera Labs, Inc., and Nancy Duitch.

18. Indemnification.The Company will indemnify, defend and hold the Executive harmless to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses, and reasonable out‑of‑pocket attorneys’ fees) incurred or paid by the Executive in connection with any action, suit, investigation, or proceeding, or threatened action, suit, investigation, or proceeding, arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer, or the Executive of, the Company, or any subsidiary of the Company. Any fees or other necessary expenses incurred by the Executive in defending any such action, suit, investigation, or proceeding shall be paid by the Company in advance, subject to the Company’s right to seek repayment from the Executive if a determination is made that the Executive was not entitled to indemnification.

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19. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in the circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21. Survival. Section 6 through and including Section 32 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Executive’s employment (and hence the Term) for any reason.

22. Notices. Any and all notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in Person, with respect to notices delivered personally, or upon confirmed receipt when deposited with a reputable, nationally recognized overnight courier service, and addressed or faxed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention: Secretary, Board of Directors.

23. Entire Agreement. This Agreement constitutes the entire agreement between the Parties (including with respect to the Company, its successors, and assigns) with respect to the Executive’s employment and supersedes all prior communications, agreements, and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

24. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

25. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Furthermore, the delivery of a copy of such signature by facsimile transmission or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such Party, and such electronic copy shall constitute an enforceable original document. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

27. Additional Obligations. Without implication that the contrary would otherwise be true, the Executive’s obligations under Section 7, Section 8, and Section 9 are in addition to, and not in limitation of, any obligations that the Executive may have under applicable law (including any law regarding trade secrets, duty of loyalty, fiduciary duty, unfair competition, unjust enrichment, slander, libel, conversion, misappropriation, and fraud).

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28. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the other Party to the action or proceeding. For purposes of this Agreement, the “prevailing Party” shall be deemed to be that Party who obtains substantially the result sought, whether by settlement, mediation, judgment, or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out‑of‑pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal, or other legal proceeding, including mediation and arbitration.

29. Confidentiality. The Parties acknowledge and agree that this Agreement and each of its provisions are and shall be treated strictly confidential. During the Term and thereafter, the Each Party shall not disclose any terms of this Agreement to any Person or entity without the prior written consent of the other Party, with the exception of the such Party’s tax, legal, financial, or accounting advisors or for legitimate business purposes of the Party, or as otherwise required by law.

30. No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any Party hereto based upon any Party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

31. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of California.

32. WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO.

33. Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including but not limited to satisfactory results of a background and/or credit search or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to perform such checks and contact the references the Executive provided to the Company.

34. Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

35. Independent Legal Counsel. By signing below, the Executive hereby acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the Company (by its duly authorized representative) and by the Executive, as of the date first above written.

COMPANY

AVENIR WELLNESS SOLUTIONS, INC. f/k/a CURE PHARMACEUTICAL HOLDING CORP.,
a Delaware corporation

By:	/s/ Joel Bennett
Name:	Joel Bennett
Title:	Chief Financial Officer

EXECUTIVE

/s/ Nancy Duitch
Nancy Duitch

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EXHIBIT A

RELEASE OF CLAIMS

The Company and Executive will enter into a General Release of Claims and Severance Agreement if and when such a scenario occurs.

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